Exhibit 99.1

Spherix Announces Registered Direct Common Stock and Warrant Offering

BETHESDA, MD, July 16, 2015 /Accesswire/ Spherix Incorporated (NASDAQ: SPEX) an intellectual property development company committed to the fostering and monetization of intellectual property, today announced that it has entered into definitive agreements with certain institutional investors to sell an aggregate of 5,719,532 units, with each unit consisting of (i) one share of its common stock, par value $.0001 per share ("Common Stock") and (ii) one warrant to purchase 1.23 shares of Common Stock, in a registered direct offering for gross proceeds of approximately $1.5 million excluding the exercise of any Warrants issued in the offering, before deducting placement agent's fees and estimated offering expenses. The per share exercise price of the warrants is $.43. The warrants are exercisable beginning on the date that is six months and one day following the closing of this offering and will expire on the date that is five and one half years from the date of closing.

The securities described above are being offered directly by Spherix Incorporated pursuant to an effective shelf registration statement on Form S-3 which was previously filed with the Securities and Exchange Commission. The closing of this offering is expected to occur on or about July 21, 2015, subject to the satisfaction of customary closing conditions.

Chardan Capital Markets LLC served as the sole placement agent for the offering. Copies of the prospectus supplement, containing a more detailed explanation of the offering and the securities, and accompanying base prospectus relating to the offering may be obtained from the Securities and Exchange Commission website at http://www.sec.gov.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities, nor shall there be any sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction.

About Spherix

Spherix Incorporated was launched in 1967 as a scientific research company. Spherix is committed to advancing innovation by active participation in the patent market. Spherix draws on portfolios of pioneering technology patents to partner with and support product innovation.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” “estimate,” “continue,” “predict,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company's filings with the Securities and Exchange Commission (the “SEC”), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Investor Relations:	Hayden IR
Brett Mass, Managing Partner
Phone: (646) 536-7331
Email: brett@haydenir.com
www.haydenir.com

Spherix:	Phone: (703) 992-9325
Email: info@spherix.com
www.spherix.com